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                                                                EXHIBIT 10.27

              The PMI Group Inc. Long-Term Incentive Plan
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The Long-Term Incentive Plan pays cash amounts tied to (a) specific financial measures supporting continued growth, profitability and increased shareholder value and/or (b) individual performance objectives. These measures and objectives are identified by management and approved by the Compensation and Nominating Committee of the Board ("Committee") on an annual basis. Under the Long-Term Incentive Plan, an annual incentive cash award is designed to provide market median levels of compensation for performance that met individual and/or annual financial benchmarks set at the beginning of the year and approved by the Committee.

Similarly, the Committee certifies annually that awards payable as annual incentives correspond to performance goals and the target level established at the beginning of the year. Provided the participant satisfies the threshold level of individual or financial performance, the cash award payable can range from 25% to 100% of the participant's base salary. Generally, the Long-Term Incentive Plan cash payments to executives are based solely on Company performance. The Company's independent auditors perform certain Long Term Incentive Plan recomputation procedures and issue a report to the Company of their result. The Committee retains discretion to alter the award otherwise payable to any executive and/or to pay a bonus for the achievement of the other objectives.